UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 17, 2015

ASHFORD INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36400	46-5292553
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification Number)

14185 Dallas Parkway, Suite 1100 Dallas, Texas	75254
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (214) 490-9600

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01                                 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On September 17, 2015, Ashford Inc. (the “Company”) entered into an Acquisition Agreement (the “Acquisition Agreement”), with Archie Bennett, Jr. and Monty J. Bennett (individually an “LP Transferor,” and collectively, the “LP Transferors”); Remington Holdings GP, LLC (the “General Partner”, and together with the LP Transferors, the “Remington Holders”); solely for the purpose of conveying its interest in the Economic Interest (as defined below), MJB Investments, LP (“MJB Investments”); solely for the purpose of conveying his interest in the Profits Interest (as defined below), Mark A. Sharkey (“Sharkey”); Remington Holdings, LP (“Remington”); Ashford Advisors, Inc., a wholly owned subsidiary of the Company (“Newco”); Remington Hospitality Management, Inc., a wholly owned subsidiary of Newco (“Newco Sub”); Ashford GP Holdings I, LLC, a wholly owned subsidiary of Newco (“GP Holdings I”); and Remington GP Holdings, LLC, a wholly owned subsidiary of Newco Sub (“GP Holdings”).

Relationships Among the Parties

The Company serves as the advisor to Ashford Hospitality Prime, Inc. (“Ashford Prime”) and Ashford Hospitality Trust, Inc. (“Ashford Trust”), from which the Company was spun-off in November 2014. Ashford Prime and Ashford Trust are real estate investment trusts listed on the New York Stock Exchange. Prior to the Company’s spin-off, the Company entered into a mutual exclusivity agreement with Remington Lodging & Hospitality, LLC, (“Remington Lodging”), a property management company owned by the LP Transferors and a wholly owned subsidiary of Remington, pursuant to which the Company agreed, subject to certain terms and conditions, to utilize Remington Lodging to provide property management, project management, development and related services for all hotels, if any, that the Company may acquire as well as all hotels that future companies advised by the Company may acquire.

Mr. Monty J. Bennett serves as Chairman of the Board of Directors of the Company (the “Board”) and Chief Executive Officer of the Company. He also serves as chief executive officer and chairman of the board of each of Ashford Trust, Ashford Prime and Remington Lodging. Mr. Archie Bennett, Jr. is Chairman Emeritus of Ashford Trust and Chairman of Remington.  Each of Mr. Archie Bennett, Jr. and Mr. Monty J. Bennett owns a fifty-percent limited partnership interest in Remington and a fifty-percent general partnership interest in Remington.

As of September 17, 2015, Mr. Archie Bennett, Jr. and Mr. Monty J. Bennett together own, or otherwise control, directly or indirectly, 305,402 shares of common stock of the Company (excluding (i) 95,000 shares of common stock issuable upon the exercise of options; (ii) 1,054.82 units of Ashford Hospitality Advisors LLC, the Company’s operating subsidiary, which units are redeemable for cash or, at the option of the Company, convertible into shares of the Company’s common stock on and after November 12, 2015; and (iii) 211,355 shares of common stock reserved for issuance pursuant to the Company’s deferred compensation plan), which represented 15.2% of the equity interest in the Company.

Mr. Monty J. Bennett owns all of the equity interest in MJB Investments, and holds his economic interest in the limited partnership interests in Remington through MJB Investments (the “Economic Interest”).

Acquisition Agreement

At the closing of the transactions under the Acquisition Agreement (including the exchange of the Company’s assets described below, the “Transactions”), (i) the LP Transferors will transfer, in equal amounts, 80% of the limited partnership interests in Remington to Newco and the General Partner will transfer all of the general partnership interests in Remington to GP Holdings I and GP Holdings; (ii) MJB Investments will transfer 80% of the Economic Interest to Newco; and (iii) Sharkey will transfer to Newco his equity ownership interest in Remington that, subject to certain terms, entitles him to up to $3 million of the total economics in Remington under certain circumstances to Newco (the “Profits Interest” and collectively, the “Transferred Securities”). The LP Transferors will retain an aggregate 20% limited partnership interest in Remington.

In consideration for the Transferred Securities, the respective holders thereof will receive aggregate consideration of $331,650,000 funded as follows: (i) 916,500 shares of nonvoting common stock of Newco, (ii) 9,200,000 shares of Newco 6.625% Convertible Preferred Stock (“Newco Preferred Stock”), and (iii) solely in exchange for the general partnership interests in Remington, a non-negotiable promissory note issued by Newco Sub in the aggregate principal amount of $10,000,000 payable in sixteen consecutive and equal quarterly installments (the “Newco Sub Promissory Note”).  In the event the closing of the Transactions occurs, Newco will also pay up to $2,750,000 of (i) all transaction expenses incurred by Remington and the Remington Holders, and (ii) bonus and other payments made to employees and agents of Remington and its subsidiaries in connection with the closing.

The Acquisition Agreement provides that at, and as a condition to, the closing of the Transactions, as part of an overall plan of exchange that includes the transfer of the Transferred Securities (other than the Transferred Securities that are transferred for the Newco Sub Promissory Note) that is intended to be treated as a tax-free exchange for Newco common stock and Newco Preferred Stock, the Company will contribute all of its assets and liabilities, including its ownership interest in its subsidiaries, to Newco, in exchange for shares of voting common stock of Newco. After the contribution of the assets by the Company and the closing of the Transactions, the Company will own 70.6% of the common stock of Newco, and the LP Transferors will own 29.4% of the common stock of Newco.

The Board (other than Mr. Monty J. Bennett and Mr. J. Robison Hays, III, who recused themselves), acting upon the unanimous recommendation of a special committee consisting of disinterested and independent directors (the “Special Committee”), unanimously (i) determined that the Acquisition Agreement and the Transactions were fair to and in the best interests of the Company and its stockholders (other than the LP Transferors), (ii) approved the Acquisition Agreement, the other Transaction Documents (as defined in the Acquisition Agreement) and the Transactions, and (iii) resolved to recommend that the Company’s stockholders vote to approve the Transactions. The Special Committee’s recommendation and the Board’s action were based in part on a fairness opinion issued by BMO Capital Markets Corp to the Special Committee and provided to the independent and disinterested members of the Board.

Stockholders of the Company will be asked to vote in favor of the proposal to approve the Acquisition Agreement, the other Transaction Documents and the Transactions (the “Proposal”) at a special stockholders meeting that will be held on a date to be announced. Under Delaware law and the Company’s Certificate of Incorporation, holders of a majority of the issued and outstanding stock of the Company entitled to vote thereon must vote in favor of the Proposal (the “Company Stockholder Approval”). Stockholder approval is also required under the rules of NYSE MKT LLC, on which the Company’s common stock is listed for trading.

Each party’s obligation to consummate the Transactions is subject to certain other conditions, including (i) the absence of any legal restraint with respect to the Transactions, (ii) the expiration or earlier termination of the waiting period applicable to the Transactions under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, (iii) the issuance by the Internal Revenue Service of a private letter ruling that Remington will not fail to qualify as an “eligible independent contractor” within the meaning of Section 856(d)(9)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to specified clients as a result of certain circumstances specified in the Acquisition Agreement (the “Private Letter Ruling”), (iv) the completion by Ashford Trust of the disposition of its Company shares in a manner that complies with the Private Letter Ruling, (vi) the accuracy of the other party’s representations and warranties contained in the Transaction Documents (subject to certain qualifiers, as applicable), and (vii) the other party’s compliance in all material respects with its covenants and agreements contained in the Transaction Documents. The Company’s obligation to close is also conditioned on there not having occurred a Target Material Adverse Effect (as defined in the Acquisition Agreement) with respect to Remington. The Remington Holders’ obligation to close is also conditioned on (i) there not having occurred a Company Material Adverse Effect (as defined in the Acquisition Agreement), (ii) their receipt of an appraisal satisfactory to them to the effect that the value of a share of Newco Preferred Stock does not exceed $25, and (iii) the receipt by the LP Transferors of a satisfactory opinion of their tax counsel at a confidence level of “more likely than not” or higher for federal income tax purposes that (A) the exchange by the Remington Holders and MJB Investments of Transferred Securities for Newco common stock and Newco Preferred Stock under the Acquisition Agreement will qualify as a tax-free exchange under Section 351 of the Code, (B) the Newco Preferred Stock will not be treated as nonqualified preferred stock (within the meaning of Section 351(g) of the Code), and (C) the LP Transferors and MJB Investments will not recognize any taxable gain or income as a result of the exchange by the Remington Holders and MJB Investments of Transferred Securities for Newco common stock and Newco Preferred Stock under the Acquisition Agreement.

The Remington Holders and the Company have each made representations and warranties and covenants in the Acquisition Agreement. The representations and warranties survive for eighteen months after Closing, except that specified fundamental representations of the parties survive indefinitely. Remington Holders’ representations and warranties with respect to environmental and employee benefit matters survive for the period of the respective statute of limitations plus three months, and the parties’ representations and warranties with respect to tax related matters survive for the period of the statute of limitations plus six months. Excepting breaches of fundamental representations and warranties and certain related matters, a party is not liable for breaches of representations and warranties until the aggregate amount of all damages suffered by the party exceed $5 million, in which event the breaching party is liable from the first dollar. Except for breaches of fundamental representations and warranties and certain tax related matters, the aggregate liability for damages is $50.16 million. The aggregate liability for damages is $331,650,000 for all breaches of representations and warranties. The Remington Holders will satisfy obligations for breaches of warranties in shares of Newco common stock, valued by the terms of the Acquisition Agreement at $100 per share and, to the extent that shares of Newco common stock are insufficient, in Newco Preferred Stock valued at its liquidation value of $25 per share.

Remington is subject to “no-shop” restrictions on its ability to solicit alternative acquisition proposals from third parties and to provide information to, and participate in discussions and engage in negotiations with, third parties regarding alternative acquisition proposals.

The Company is also subject to “no-shop” restrictions on its ability to solicit acquisition proposals from third parties and to provide information to, and participate in discussions and engage in negotiations with, third parties regarding alternative acquisition proposals. Notwithstanding these restrictions, prior to the Company Stockholder Approval, the “no-shop” provision is subject to a customary “fiduciary-out” provision that allows the Company, under certain circumstances and in compliance with certain procedures, to provide information to and participate in discussions and engage in negotiations with third parties with respect to an acquisition proposal that the Board determines (acting through the Special Committee) is reasonably likely to result in a Company Superior Proposal (as defined in the Acquisition Agreement). The Special Committee may exercise a termination right in order to accept a Superior Proposal, subject to match rights for the Remington Holders and certain other conditions. In addition, prior to the Company Stockholder Approval, the Board may change its recommendation with respect to the Acquisition Agreement and the Transactions in response to an Intervening Event (as defined in the Acquisition Agreement) if the Special Committee determines in good faith, after consultation with counsel, that the failure to do so would be inconsistent with the Board’s fiduciary duties under applicable law, but only if the Company has first negotiated in good faith to adjust the terms of the Acquisition Agreement so that there is no longer a basis for such change. If the Acquisition Agreement is terminated by the Company as provided above, the Company is required to pay the Remington Holders a termination fee of $6.688 million plus the costs and expenses incurred by them.

The Acquisition Agreement contains termination rights for both the Company and Remington, including the right of either party to terminate the Acquisition Agreement if the Transactions are not consummated before June 30, 2016.

Terms of Newco Preferred Stock

The Certificate of Designation of the Newco Preferred Stock issued in exchange for a portion of the Transferred Securities will provide that each share of Newco Preferred Stock will have a liquidation value of $25 per share, cumulative dividends at the rate of 6.625% per annum, payable quarterly in arrears, participate in any dividend or distribution on the common stock of Newco in addition to the dividends on the Newco Preferred Stock, be convertible into nonvoting common stock of Newco at $120 per share, and provide for customary anti-dilution protections. In the event Newco fails to pay a dividend at the rate of 6.625% per annum on the Newco Preferred Stock for two consecutive quarterly periods (a “Preferred Stock Breach”), then, until such arrearage is paid in cash in full, (i) the dividend rate on the Newco Preferred Stock will increase to 10.00% per annum until no Preferred Stock Breach exists; (ii) no dividends may be declared and paid, and no other distributions or redemptions may be made, on the Newco common stock; and (iii) the Newco board of directors will be increased by two seats and the holders of Newco Preferred Stock will be entitled to designate two individuals to fill such newly created seats.

The Certificate of Designation will provide that, so long as any shares of Newco Preferred Stock are outstanding, Newco is prohibited from taking specified actions without the consent of a 66.67% of the holders of Newco Preferred Stock, including (i) modifying the terms, rights, preferences, privileges or voting powers of the Newco Preferred Stock; (ii) altering the rights, preferences or privileges of any capital stock of Newco so as to affect adversely the Newco Preferred Stock; (iii) issuing any security senior to the Newco Preferred Stock, or any shares of Newco Preferred Stock other than pursuant to the Acquisition Agreement; (iv) entering into any agreement that expressly prohibits or restricts the payment of dividends on the Newco Preferred Stock or the common stock of Newco; or (v) other than the payment of dividends on the Newco Preferred Stock or payments pursuant to a Management Agreement to be entered into between Newco and the Company, transferring Newco’s or its subsidiaries’ cash balances or other assets to the Company or any other subsidiary of the Company other than by means of a dividend payable by Newco pro rata to the holders of the Newco common stock.

Investor Rights Agreement and Limited Partnership Agreement of Remington

At the closing of the Transactions, the parties will enter into an investor rights agreement (the “Investor Rights Agreement”) governing the relationship of the parties subsequent to such closing.

For so long as Mr. Archie Bennett, Jr., Mr. Monty J. Bennett, and MJB Investments (together with each person that succeeds to the interests as an immediate family member or controlled entity transferee, “Holder Group Investors”) beneficially own no less than 20% of the issued and outstanding shares of common stock of Newco (taking into account the Newco Preferred Stock on an as-converted basis), a Majority in Interest (as defined in the Investor Rights Agreement) of the Holder Group Investors will be entitled to nominate one individual for election as a member of the Company’s Board (the “Seller Nominee”) and, until a Majority in Interest of the Holder Group Investors otherwise determine, Mr. Monty J. Bennett will serve as the Seller Nominee. In the event of a Preferred Stock Breach, a Majority in Interest of the Holder Group Investors will be entitled to nominate a total of three individuals for election as members of the Company’s Board. The Investor Rights Agreement further provides that the board of directors of Newco will, at all times, be made up of the same individuals serving on the Company’s Board, including the Seller Nominee. In addition, for so long as the Holder Group Investors hold any Retained Target Interests (as defined below): (i) a Majority in Interest of the Holder Group Investors will be entitled to nominate one individual for election as a member of the board of directors of Newco Sub; and (ii) the independent directors of Newco will be entitled to nominate two individuals for election as members of the board of directors of Newco Sub.  Until a Majority in Interest of the Holder Group Investors otherwise determine, Mr. Monty J. Bennett will serve as the Holder Group Investors’ nominee.

For so long as the Holder Group Investors beneficially own no less than 20% of the issued and outstanding shares of the common stock of Newco (taking into account Newco Preferred Stock on an as-converted basis), the Company, Newco and Newco Sub are prohibited, without the prior written consent of a Majority in Interest of the Holder Group Investors, from, among other actions, (i) conducting the property and project management business conducted by Remington in entities other than Newco Sub, GP Holdings and Remington; (ii) permitting Newco Sub, GP Holdings and Remington to acquire or operate any material assets, business or operations, other than those used in or related to the conduct of the property and project management business conducted by Remington; and (iii) taking any action to cause any of the material business operations of the Company to be conducted through entities other than Newco or wholly owned subsidiaries of Newco. The Limited Partnership Agreement of Remington, which will be entered into at the closing of the Transactions (the “Limited Partnership Agreement”), will provide for additional approval rights in favor of the LP Transferors, including, without limitation, limiting Remington’s ability to incur indebtedness, issue additional interests, and amend the Limited Partnership Agreement.

In addition, under the terms of the Investor Rights Agreement and the Limited Partnership Agreement, Remington will continue to provide certain back office services to Mr. Archie Bennett, Jr. and Mr. Monty J. Bennett, in their personal capacity, for administrative, legal, tax, accounting and financial services at no charge for a period of 10 years from the date of the closing.

Pursuant to the terms and conditions of some hotel management agreements to which Remington is a party, Remington receives annual incentive management fees based on the preceding year’s hotel operations subject to such hotel management agreements (“Incentive Fees”). Incentive Fees are calculated and paid in the first quarter of each calendar year. For the calendar year in which the closing occurs, the net amount of the aggregate Incentive Fees less the aggregate amount of officer and executive employee bonuses paid by Remington will be prorated as of the date of the closing based upon the actual number of days elapsed from January 1 through the date of the closing. Such net prorated amounts shall be paid by Remington to Mr. Archie Bennett, Jr., Mr. Monty J. Bennett and MJB Investments in cash with respect to the period of time prior to the date of the closing.

The Company and Newco will agree that Newco will not take, and the Company will not cause or permit Newco to take, any corporate action that, if taken by the Company, would require the approval of the stockholders of the Company under the Delaware General Corporation Law or the rules and regulations of any stock exchange on which the voting securities of the Company are then listed, unless such corporate action has been approved by the stockholders of the Company by the same vote as would be required if the Company were taking such corporate action.

The Investor Rights Agreement provides that, as soon as practicable after the second anniversary of the closing of the Transactions, Newco, at its expense, will use its best efforts to prepare and file with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement providing for either or both of an initial public offering of the voting common stock of Newco or the registration and resale of all of the registrable securities of Newco, and to cause the corresponding registration statement to become effective no later than the third anniversary of the closing of the Transactions.

For three years after the closing of the Transactions, each of Mr. Archie Bennett, Jr., Mr. Monty J. Bennett, MJB Investments, Mr. Sharkey and their permitted transferees (“Covered Investors”) are prohibited from transferring common stock of Newco or Newco Preferred Stock except to family members and in connection with estate planning unless the transfer has been approved by an independent committee of the Board of the Company. Covered Investors are also prohibited from transferring the Retained Target Interest except to family members or to a charitable foundation, unless approved by an independent committee of the Board and the Company fails to exercise its right of first refusal to purchase such Retained Target Interest on the same terms as the proposed transfer. In each case, assignment of any economic interest (separate from any voting interest) is permitted.

After the fifth anniversary of the closing of the Transactions, Newco will have the option to purchase all or any portion of the Newco Preferred Stock in $25.0 million increments on a pro rata basis among all Covered Investors (the “Preferred Call Option”) at a price per share equal to $25.125 (subject to adjustment downward prior to the closing of the Transactions), plus accrued but unpaid dividends.

Newco Sub will have an option to require the Covered Investors to sell to Newco Sub all limited partnership interests of Remington then beneficially owned by such Covered Investor (such interests, the “Retained Target Interests” and such option, the “Remington Call Option”). This call option may be exercised by Newco Sub only after the tenth anniversary of the closing of the Transactions. In the event that Newco Sub exercises its call option, the price to be paid to each Covered Investor will be an amount equal to 110% of the Retained Target Interests Purchase Price (defined below), and payable at the Covered Investor’s individual election in any combination of (A) cash, (B) the issuance of a number of shares of the common stock of the Company equal to 110% of the Retained Target Interests Purchase Price payable to such Covered Investor divided by the greater of (x) the volume-weighted average price of the common stock of the Company on the business day immediately preceding the date of the notice to such Covered Investor of the exercise by Newco Sub of the call option or (y) $100, or (C) the issuance of a number of shares of nonvoting common stock of Newco equal to 110% of the Retained Target Interests Purchase Price payable to such Covered Investor divided by the greater of (x) the volume-weighted average price of the common stock of the Company on the business day immediately preceding the date of the notice to such Covered Investor of the exercise by Newco Sub of the call option or (y) $100.

The “Retained Target Interests Purchase Price” means an amount equal to the product of (i) the Multiple (defined below) multiplied by (ii) Remington’s Adjusted EBITDA for the 12-month period ending on the last day of the last reported fiscal quarter of the Company prior to the exercise of Remington Call Option or the Change of Control Put Option (defined below) (as the case may be) multiplied by (iii) the percentage ownership interest of Remington on a fully diluted basis represented by the Retained Target Interests. “Multiple” is defined as a factor not less than 10.25 and not greater than 16.25 determined by agreement between the Company and the Covered Investors or, if no agreement is reached, by appraisal and arbitration procedures as set forth in the Investor Rights Agreement.

Each Covered Investor has the option, exercisable on one occasion, to sell to the Company all of the Retained Target Interests, the common stock of Newco (unless an initial public offering of Newco has occurred) and/or the Newco Preferred Stock, as determined by such Covered Investor, then owned by such Covered Investor (the “Change of Control Put Option”) at any time during the ten business day consecutive period following the consummation of a Change of Control. “Change of Control” means any of the following, in each case that was not consented to, voted for or otherwise supported by Mr. Monty J. Bennett: (a) any person (other than Mr. Archie Bennett, Jr., Mr. Monty J. Bennett, MJB Investments, their controlled affiliates, any trust or other estate in which any of them has a substantial beneficial interest or as to which any of them serves as trustee or in a similar fiduciary capacity, any immediate family member of Mr. Archie Bennett, Jr. or Mr. Monty J. Bennett, or any group (as defined in Rule 13d-5(b) under the Securities Exchange Act of 1934)) acquires beneficial ownership of securities of the Company or Newco that, together with the securities of the Company or Newco previously beneficially owned by the first such person, constitutes more than 50% of the total voting power of the Company’s or Newco’s outstanding securities, or (b) the sale, lease, transfer or other disposition (other than as collateral) of all or a majority of the Company’s or Newco’s (taken as a whole) assets or income or revenue generating capacity, other than to any direct or indirect majority-owned and controlled affiliate of the Company.

In the event that a Covered Investor exercises the Change of Control Put Option, the price to be paid by the Company to such exercising Covered Investor will be:

(1)         With respect to the Retained Target Interests, 90% of the Retained Target Interests Purchase Price, payable, at the Covered Investor’s election, in any combination of (A) cash, (B) the issuance of a number of shares of common stock of the Company equal to the 90% of the Retained Target Interests Purchase Price payable to such Covered Investor divided by the greater of (x) the volume-weighted average price of the common stock of the Company on the business day immediately preceding the date of the Change of Control or (y) $100, or (C) the issuance of a number of shares of nonvoting common stock of Newco equal to 90% of the Retained Target Interests Purchase Price payable to such Covered Investor divided by the greater of (x) the volume-weighted average price of the common stock of the Company on the business day immediately preceding the date of the Change of Control or (y) $100.

(2)         With respect to the common stock of Newco, at the Covered Investor’s individual election any combination of (A) cash equal to the number of shares of common stock of Newco to be acquired by the Company multiplied by the volume-weighted average price of the common stock of the Company on the business day immediately preceding the occurrence of the Change of Control, or (B) the issuance of a number of shares of common stock of the Company equal to the number of shares of common stock of Newco to be acquired by the Company.

(3)         With respect to the Newco Preferred Stock, an amount equal to the (1) $25.125 (subject to adjustment downward prior to the closing of the Transactions), plus (2) all accrued and unpaid dividends, plus, (3) in the event that the Change of Control Put Option is exercised prior to the fifth anniversary of the closing of the Transactions, an additional amount equal to 3% of $25 (or the adjusted amount) per annum for each year, inclusive of the year in which the Change of Control Put Option is exercised, until the fifth anniversary of the closing of the Transactions, payable in any combination of (A) cash, (B) a number of shares of common stock of the Company determined by dividing such amount by the Conversion Price (defined below), (C) a number of shares of nonvoting common stock of Newco determined by dividing such amount by $120 (the “Conversion Price”), or (D) shares of preferred stock of the Company with terms, including par value and unpaid cumulative dividends, that are equivalent in all material respects to the shares of Newco Preferred Stock being exchanged. The Conversion Price is subject to adjustment in the event of certain dividends or distributions to holders of common stock of Newco or subdivision or combination of the common stock of Newco as set forth in the Investor Rights Agreement.

The Investor Rights Agreement also provides that, except for issuances contemplated by the transaction documents entered into under the Acquisition Agreement, neither the Company, Newco nor Newco Sub will issue any equity securities, rights to acquire equity securities of the Company, Newco or Newco Sub or debt convertible into equity securities of the Company, Newco or Newco Sub (“New Securities”) unless the Company, Newco or Newco Sub, as the case may be, gives each Holder Group Investor notice of its respective intention to issue New Securities and the right to acquire such Holder Group Investor’s pro rata share of the New Securities.

Subject to certain exclusions, the Investor Rights Agreement provides that for a period of the later of three years following the closing of the Transactions or three years following the date on which Mr. Monty J. Bennett is not principal executive officer of the Company (the “Restricted Period”), each of Mr. Archie Bennett, Jr., Mr. Monty J. Bennett, MJB Investments will not, directly or indirectly (i) engage in, or have an interest in a person that engages in, the business conducted by Remington on the closing of the Transactions (the “Restricted Business”) anywhere in the United States (excluding certain passive investments and existing relationships); or (ii) hire or solicit employees of Remington, except pursuant to a general solicitation; or (iii) solicit or entice, any clients of Remington.

The Investor Rights Agreement provides that Covered Investors agree that on matters submitted to a vote of the holders of voting securities of the Company or the voting common stock of Newco, as applicable, the Covered Investors will have the right to vote or direct or cause the vote of the shares as to which they hold sole voting power or are held by immediate family members (or a trust for the benefit of such person) (“Sole Voting Shares”) as the Covered Investors determine, in their sole discretion, except (i) if, prior to the fourth anniversary of the closing of the Transactions only with respect to the voting securities of the Company, the combined voting power of the Reference Shares of the Company or of Newco, as applicable (as defined below) exceeds 25.0% (plus the combined voting power of (i) any common stock of the Company or of Newco, as applicable, purchased by any Covered Investor in an arm’s length transaction after the closing of the Transactions from a person other than the Company, Newco or a subsidiary of the Company or Newco, for cash, including through open market purchases, and (ii) privately negotiated transactions or any distributions of common stock of the Company by either of Ashford Hospitality Trust, Inc. or Ashford Hospitality Prime, Inc. to its respective stockholders pro rata) of the combined voting power of all of the outstanding voting securities of the Company or voting common stock of Newco, as applicable, entitled to vote on any given matter, then Reference Shares of the Company or of Newco, as applicable, representing voting power equal to such excess will be deemed to be “Company Cleansed Shares” or “Newco Cleansed Shares,” as applicable, under the Investor Rights Agreement. The Covered Investors agree that they will vote, or cause to be voted, out of the Covered Investors’ Sole Voting Shares, shares constituting voting power equal to the voting power of the Company Cleansed Shares or Newco Cleansed Shares, as applicable, in the same proportion as the holders of such class or series of voting securities of the Company or voting common stock of Newco, as applicable, vote their shares with respect to such matters, inclusive of the Reference Shares of the Company or of Newco, as applicable, voted by the Covered Investors. These restrictions may be waived by two-thirds majority vote or consent of the independent directors of the Company or of Newco, as applicable, that have no personal interest in the matter to be voted upon. “Reference Shares” means all voting securities of the Company or of Newco, as applicable, that are (without duplication): (a) beneficially owned by any Covered Investor, including any such voting securities as to which any Covered Investor has sole or shared voting power; (b) beneficially owned by any member of a Group of which any Covered Investor is a member; or (c) subject to or referenced in any derivative or synthetic interest that (i) conveys any voting right in Company common stock or Newco voting common stock, as applicable, or (ii) is required to be, or is capable of being, settled through delivery of Company common stock or Newco voting common stock, as applicable, in either case, that is held or beneficially owned by any Covered Investor or any controlled affiliate or any Covered Investor.

The Investor Rights Agreement terminates by its terms on the earliest of (i) the written agreement of the Company and a Majority in Interest of the Covered Investors, (ii) the fifth anniversary of the closing of the Transactions, and (iii) the date on which the Covered Investors no longer own any Retained Target Interests, Newco common stock or Newco Preferred Stock; provided certain specified provisions will last for the time periods provided by their terms and others will last indefinitely.

A Covered Investor will automatically cease to be bound by the Investor Rights Agreement solely in its capacity as a Covered Investor at such time as such Covered Investor no longer owns any Retained Target Interests or any common stock of Newco or Newco Preferred Stock, provided certain specified provisions will last for the time periods provided by their terms and others will last indefinitely.

Letter Agreement

As part of the Transactions, on September 17, 2015, the Company entered into a letter agreement with each of Ashford Trust and Ashford Prime (the “Letter Agreements”), clarifying that for purposes of determining the “Termination Fee” under the respective Advisory Agreement entered by the Company with each of Ashford Trust and Ashford Prime and certain other parties, “Net Earnings” and “Adjusted EBITDA” shall not include the Company’s Adjusted EBITDA arising under certain Hotel Master Management Agreements entered with Remington Lodging and certain other parties attributable to Management Fees, Project Management Fees and Market Service Fees (all as defined in the Hotel Master Management Agreements) earned by Remington and/or its subsidiaries and consolidated with the Company.

The descriptions of the Acquisition Agreement, the Investor Rights Agreement, the Limited Partnership Agreement, and the other agreements described above do not purport to describe all of the terms of such agreements. The foregoing descriptions of the Acquisition Agreement, the Investor Rights Agreement, the Limited Partnership Agreement, the Letter Agreements and the other agreements mentioned above are qualified in their entirety by the full text of such agreements, copies of which are filed as exhibits to this Current Report on Form 8-K and are incorporated herein by reference.

The foregoing description of the Acquisition Agreement attached hereto as Exhibit 2.1 and the other exhibits to this Current Report on Form 8-K furnished herewith are intended to provide information regarding the terms of the Acquisition Agreement, and are not intended to modify or supplement any factual disclosures about the Company in its public reports filed with the SEC. In particular, the Acquisition Agreement and the related summary are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to the Company or any of its subsidiaries or affiliates. The Acquisition Agreement contains representations and warranties by the Company, Newco and Newco Sub, which were made only for purposes of that agreement and as of specified dates. The representations, warranties and covenants in the Acquisition Agreement were made solely for the benefit of the parties to the Acquisition Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Acquisition Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. In addition, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Acquisition Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. The Acquisition Agreement and the other agreements described above should not be read alone, but should instead be read in conjunction with the other information regarding the Company that is or will be contained in, or incorporated by reference into, the Forms 10-K, Forms 10-Q and other documents that the Company files or has filed with the SEC.  The foregoing summaries are also not intended, and will not be deemed, to modify, amend, alter, waive or interpret any provision of any of the Transaction Documents.

ITEM 8.01                                  OTHER EVENTS

On September 18, 2015, the Company issued a press release announcing entry into the Acquisition Agreement which the Board, represented by all disinterested directors, voted unanimously to approve.  The press release is attached hereto as Exhibit 99.5 and incorporated by reference herein.

Also on September 18, 2015, a letter was issued to the associates of the Company and Remington from Monty J. Bennett.  A copy of this letter is attached hereto as Exhibit 99.6 and incorporated by reference herein.

Additional Information and Where to Find It

In connection with the transactions described above, the Company will file a proxy statement with the SEC. STOCKHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT IS AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Stockholders will be able to obtain a free copy of the proxy statement when available and other relevant documents filed with the SEC from the SEC’s website at www.sec.gov, or by directing a request by mail to Ashford Inc., 14185 Dallas Parkway, Suite 1100, Dallas, TX, 75254 or from the Company’s website at www.ashfordinc.com.

The Company and certain of its directors and officers may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from its stockholders that will occur in connection with the transaction. Information concerning the interests of the persons who may be considered “participants” in the solicitation is set forth in the Company’s proxy statements and its Annual Report on Form 10-K, previously filed with the SEC, and will be set forth in the proxy statement relating to the transaction when the proxy statement becomes available. Copies of these documents can be obtained, without charge, at the SEC’s website at www.sec.gov, by directing a request to the Company at the address above, or at www.ashfordinc.com.

ITEM 9.01                                 FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

Exhibit No.	Description

2.1*

Acquisition Agreement, dated as of September 17, 2015 between Archie Bennett, Jr. and Monty J. Bennett, Remington Holdings GP, LLC, MJB Investments, LP, Mark A. Sharkey, Remington Holdings, LP, Ashford, Inc., Ashford Advisors, Inc., Remington Hospitality Management, Inc., Ashford GP Holdings I, LLC and Remington GP Holdings, LLC.

10.1	Letter Agreement, dated as of September 17, 2015 between Ashford Inc. and Ashford Hospitality Trust, Inc.
10.2	Letter Agreement, dated as of September 17, 2015 between Ashford Inc. and Ashford Hospitality Prime, Inc.
99.1	Form of Investor Rights Agreement (included as Exhibit C to the Acquisition Agreement filed as Exhibit 2.1 herein)
99.2	Form of Certificate of Incorporation of Ashford Advisors, Inc. (included as Exhibit D to the Acquisition Agreement filed as Exhibit 2.1 herein)
99.3	Form of Certificate of Designation of 6.625% Convertible Preferred Stock of Ashford Advisors, Inc. (included as Exhibit E to the Acquisition Agreement filed as Exhibit 2.1 herein)
99.4	Form of Agreement of Limited Partnership of Remington Holdings, L.P. (included as Exhibit G to the Acquisition Agreement filed as Exhibit 2.1 herein)
99.5	Press Release, dated September 18, 2015
99.6	Letter to the Associates of Ashford Inc. and Remington Holdings, LP, dated September 18, 2015

* The disclosure schedules referenced in the Acquisition Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplementally a copy of the omitted disclosure schedules upon request by the SEC.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

This document contains statements that are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations or beliefs about future events. These statements are not guarantees of future events and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual events may differ materially from what is expressed in such forward-looking statements due to numerous factors. These include uncertainties regarding whether the transactions contemplated by the Acquisition Agreement will be consummated upon the terms contemplated by the Acquisition Agreement or at all, whether the Company’s stockholders will approve the transaction and whether the other conditions to consummate the transaction will be satisfied. Further information and risks regarding factors that could affect our business, operations, financial results or financial positions are discussed from time to time in the Company’s SEC filings and reports, including its annual report on Form 10-K for the year ended December 31, 2014. The shareholders of the Company and other readers are cautioned not to put undue reliance on any forward-looking statements. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 18, 2015

ASHFORD INC.

	By:	/s/ David A. Brooks
David A. Brooks
Chief Operating Officer and General Counsel